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                                                                    Exhibit 10.2




                         MANAGEMENT SERVICES AGREEMENT


                 THIS MANAGEMENT SERVICES AGREEMENT (this "Agreement") is made and entered into as of May 23, 1996 by and between THE YUCAIPA COMPANIES, a California general partnership ("Yucaipa"), and SMITH'S FOOD & DRUG CENTERS, INC., a Delaware corporation (the "Company").

                                    RECITALS

                 A. The Company is in the business of operating supermarkets in Arizona, Idaho, Nevada, New Mexico, Texas, Utah and Wyoming and has elected to discontinue its supermarket operations in California;

                 B. The Company has entered into a Recapitalization Agreement and Plan of Merger dated as of January 29, 1996 (the "Recapitalization Agreement") pursuant to which the Company will acquire certain additional supermarket operations in the State of Arizona through the merger of a wholly-owned subsidiary of the Company with and into an affiliate of Yucaipa (the "Merger") and consummate certain recapitalization transactions (the "Recapitalization") described therein;

                 C. In connection with the consummation of the Merger and Recapitalization, the Company wishes to supplement the resources available to its senior management; and

                 D. Yucaipa is experienced in the management of supermarket companies and has the ability to provide certain general business and financial advice and management services to the Company in connection with the operation of its business following the consummation of the Merger and the Recapitalization and the Company wishes to obtain the benefits of such advice and services.

                                   AGREEMENT

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

SECTION 1.       MANAGEMENT SERVICES.

                 Subject to the provisions of this Agreement, and subject to the supervision of the Board of Directors of the Company (the "Board of Directors"), Yucaipa, through its partners, employees or other designated representatives or agents, shall provide the Company with management consultation and advice regarding strategic planning and development, budgeting, future financing plans, selection and retention of management employees, general business management and legal matters, and such other similar management services as may be requested by the Board of Directors from time to time. As used herein, the Company refers to the Company and its subsidiaries, as the context requires. Without limitation of the foregoing, Yucaipa's services pursuant to this Agreement shall include the following:

                 (a) Strategic Planning and Development. Yucaipa will review management plans and provide advice with respect to (i) the formulation, implementation and maintenance of the Company's





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marketing, operating and competitive strategies in its existing market areas
(as of the date of this Agreement) and (ii) any plans to enter new market areas.

                 (b) Budgeting and Finance. Yucaipa will review, and provide advice with respect to, (i) management's annual operating and capital budgets and financial projections and any revisions or supplements thereto;
(ii) any proposals for material capital expenditures; and (iii) the evaluation of any proposals regarding the sale or purchase of assets or additional debt or equity financing for the Company and any retirement or redemption of existing debt or equity of the Company.

                 (c) Management Personnel. Yucaipa will advise the Board of Directors and management regarding the hiring, promotion, discharge, terms of employment and compensation of the Company's senior management and other key employees.

                 (d) Integration Strategy. Yucaipa will assist management with the development, implementation and maintenance of a strategy concerning the integration of the Company's supermarket operations in the State of Arizona following the consummation of the Merger.

                 (e) Legal and Governmental Affairs. Yucaipa will advise the Board of Directors and management, as requested, on legal and governmental affairs related to the conduct of the Company's business.

                 (f) Board Presentations. Yucaipa will work with management to develop and deliver presentations and recommendations for matters to be considered by the Board of Directors. In the event that any material management recommendation is made to the Board of Directors which is contrary to Yucaipa's recommendations, Yucaipa will be provided with an opportunity to present its views concerning such matter to the Board of Directors.

                 (g) Chief Executive Officer. Ronald W. Burkle shall, if he so elects, have the right to serve as Chief Executive Officer of the Company during the term of this Agreement, and shall have all rights and responsibilities customarily vested in a Chief Executive Officer, provided that he shall not receive any compensation for serving in such capacity beyond the compensation paid to Yucaipa under this Agreement.

SECTION 2.       MANAGEMENT FEES.

                 (a) Commencing on the date hereof (the "Effective Date"), the Company shall pay to Yucaipa an annual management fee, in consideration of the services rendered by Yucaipa pursuant to Section 1 above, equal to $1,000,000, one-twelfth (1/12th) of which shall be payable in advance on the first day of each calendar month; provided that a prorated portion of such fee will be payable in advance on the Effective Date for the partial month beginning on the Effective Date and ending on the last day of the then current month.

                 (b) The Company may, if it so elects, prepay a portion of the fee provided for in Section 2(a) above through the issuance concurrently with the execution of this Agreement of up to 200,000 shares of the Company's Class B Common Stock. Such prepayment shall offset the fees otherwise payable under Section 2(a) above in an amount equal to the product of (i) the number of shares of Class B Common Stock issued multiplied by (ii) a price per share equal to $16.50. The amount of the prepayment, as calculated in accordance with the preceding sentence, is referred to herein as the "Prepayment Amount." Any shares issued to Yucaipa pursuant to this Section 2(b) shall be deemed to





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be "Registrable Securities" for all purposes under that certain Registration
Rights Agreement dated as of May 23, 1996 among the Company, Jeffrey P. Smith, Yucaipa and certain other holders of Class B Common Stock named therein (the "Registration Rights Agreement").

SECTION 3.       REIMBURSEMENT OF EXPENSES.

                 The Company shall reimburse Yucaipa for all of its reasonable out-of-pocket costs and expenses incurred in connection with the performance of its obligations under this Agreement. Yucaipa shall bill the Company for the amount of all such costs and expenses monthly, and shall provide the Company with a reasonable itemization of such costs and expenses.

SECTION 4.       ADDITIONAL SERVICES.

                 In the event that, during the term of this Agreement, the Board of Directors requests Yucaipa to provide (i) consulting services in connection with any proposed acquisition or divestiture transaction or any debt or equity financing or (ii) any other services not contemplated by Section 1 above, Yucaipa shall be entitled to such additional compensation for such services as may be agreed upon by Yucaipa and the Company (and approved by a majority of the Company's disinterested directors).

SECTION 5.       TERM OF AGREEMENT.

                 The term of this Agreement shall commence on the Effective Date and continue for a period of five (5) years ending on the fifth anniversary of the Effective Date.

SECTION 6.       TERMINATION.

                 6.1 Termination by the Company. The Company may elect to terminate this Agreement:

                 (a) at any time following a determination of the Board of Directors of the Company to effect such a termination by giving Yucaipa at least ninety (90) days' written notice of such termination;

                 (b) if Yucaipa shall fail to reasonably perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by it (other than any failure or alleged failure occasioned by or resulting from force majeure, directly or indirectly) and such failure shall continue for a period of sixty (60) days after written notice from the Company, which notice shall describe the alleged failure with particularity;

                 (c) at any time if, in connection with the performance of its duties hereunder, Yucaipa or any of its partners commits (or is grossly negligent in its supervision or hiring of any employee or agent of Yucaipa who commits) any act of fraud, dishonesty or gross negligence which is materially detrimental to the business or reputation of the Company as reasonably determined by the Board of Directors;

                 (d) if an event of default shall have occurred under the Company's bank credit facility or senior or senior subordinated debt indentures entered into in connection with the Recapitalization or any other material debt agreements entered into to refinance such indebtedness (the "Specified Indebtedness") and such event of default (i) results from the failure to pay principal or interest on any





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Specified Indebtedness when due (after the expiration of any grace periods),
(ii) results from a default in any financial covenant in such bank credit facility or any other material covenant contained in the instruments governing such Specified Indebtedness (after the expiration of any grace periods) and, in the case of the foregoing clauses (i) and (ii), such event of default has not been cured or waived within 90 days after the date on which the Company is required to notify the applicable lenders of the occurrence of such event of default in accordance with the terms of the applicable instrument; provided, however, that in no event shall such 90-day period commence prior to the time that the Chief Financial Officer of the Company has actual knowledge of such default or event of default, or (iii) is not cured or waived within 90 days following the disclosure of the same in any periodic report filed by the Company with the Securities and Exchange Commission;

                 (e) if Yucaipa or any person in the "Yucaipa Group" (as defined in the Standstill Agreement, dated as of January 29, 1996, by and among the Company, Yucaipa and the other parties thereto (the "Standstill Agreement")), is in material default under the Standstill Agreement, which default shall not have been cured or waived within 90 days thereafter; or

                 (f) if, at any time, the Yucaipa Group shall own less than 50% of the shares of Class B Common Stock of the Company originally acquired by them on the closing of the Merger.

                 6.2 Termination by Yucaipa. Yucaipa may elect to terminate this Agreement:

                 (a) if the Company shall fail to reasonably perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by it (other than any failure or alleged failure occasioned by or resulting from force majeure, directly or indirectly) and such failure shall continue for a period of sixty (60) days after written notice from Yucaipa, which notice shall describe the alleged failure with particularity;

                 (b) if the Company shall fail to make any payment due to Yucaipa hereunder, if such payment is not made in full within thirty (30) days after written notice of such failure; or

                 (c) if the designees of the Yucaipa Group cease to be members of the Board of Directors of the Company following the Effective Date, as required by the Standstill Agreement;

                 (d) if the Board of Directors fails to approve two or more recommendations by Yucaipa to the Board of Directors pursuant to Section 1 hereof, which recommendations relate to matters of corporate strategy or management which have been designated in writing by Yucaipa as material (provided that Yucaipa may not designate more than four (4) such matters during any calendar year as "material" for purposes of the foregoing), or if the Board of Directors otherwise takes action which materially interferes with the ability of Yucaipa to perform its responsibilities under this Agreement and such interference shall continue for sixty (60) days after written notice from Yucaipa; or

                 (e) if Ronald W. Burkle ceases to be Chief Executive Officer of the Company, other than by reason of his death, disability, termination for Cause or voluntary resignation. For purposes of the foregoing, "Cause" shall mean the commission by Ronald W. Burkle of any act described in
Section 6.1(c) or any felony conviction.

                 6.3 Termination for Change of Control. This Agreement may be terminated, at the election of either Yucaipa or the Company, if during the term hereof there shall have been a change in control of the Company, which for purposes of this Agreement shall be deemed to have occurred upon





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any of the following events:  (a) the acquisition after the Effective Date, in one or more transactions, of "beneficial ownership" (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by any person (other than Yucaipa or any of its partners or affiliates or any Qualified Smith Holder) or any group of persons (excluding any group which includes Yucaipa or any of its partners or affiliates or any Qualified Smith Holder) who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act) of any securities of the Company such that, as a result of such acquisition, such person or group beneficially owns (within the meaning of Rule 13d-3(a)(1) under the Exchange Act) 40% or more of the Company's then outstanding voting securities entitled to vote on a regular basis for a majority of the Board of Directors of the Company; or (b) the sale of all or substantially all of the assets or capital stock of the Company (including, without limitation, by way of merger, consolidation, lease or transfer) in a transaction or series of related transactions (excluding any sale to Yucaipa or any of its partners or affiliates or any Qualified Smith Holder). For purposes of this Section, "Qualified Smith Holder" shall mean any member of the Smith Group (as defined in the Standstill Agreement) or any "Family Member" or "Family Entity" (as such terms are defined in the Company's Certificate of Incorporation) of any such member of the Smith Group.

                 6.4      Payments upon Termination.

                 (a) In the event of any termination pursuant to Section 6.1(a), Section 6.2 or Section 6.3, the Company shall pay, or cause to be paid, to Yucaipa a cash termination payment in an amount equal to the greater of (i) $5,000,000, and (ii) twice the total consulting fees that would have been earned by Yucaipa under Section 2 hereof during the remaining term of this Agreement as if the Agreement had not been terminated, without regard to any sums previously paid by the Company to Yucaipa pursuant to Section 2 above.

                 (b) Such amount, if any, which shall be due Yucaipa pursuant to this Section 6.4 in the event of any such termination shall be due and payable to Yucaipa, in full, as of the date of such termination. The parties intend that should the foregoing payments be determined to constitute liquidated damages, such payments shall in all events be deemed reasonable.

                 (c) In the event that the Company has elected to prepay a portion of Yucaipa's consulting fees in accordance with Section 2(b) of this Agreement, Yucaipa shall repay the unearned portion of the Prepayment Amount (the "Unearned Amount"). Such repayment by Yucaipa shall be made through an offset against the amount payable to Yucaipa pursuant to Section 6.4(a) above, or, in the event that no payment is required to be made under Section 6.4(a), Yucaipa shall repay the Unearned Amount by making a cash payment to the Company no later than 90 days after the termination date (provided, however, that such date shall be extended during any time in which the Company is in default of the obligations under the Registration Rights Agreement).

                 6.5 Effect of Termination. Upon any such termination of this agreement the obligations of the parties hereunder shall also terminate, except (i) the Company shall continue to be obligated to Yucaipa for any payments to be received pursuant to Section 6.4(a), and for any unpaid fees or expenses incurred prior to any such termination, (ii) the Company's obligations under Section 9 hereof shall survive any such termination; and (iii) the provisions of Sections 8 and 10 shall survive any such termination.





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SECTION 7.       NON-COMPETITION.

                 As an inducement for the Company and Yucaipa to enter into this Agreement, Yucaipa agrees that during the term of this Agreement, Yucaipa shall not, without the Company's prior written consent, provide management or consulting services to, or make investments in, any Significant Competitor. Notwithstanding the foregoing, Yucaipa may, without the Company's prior written consent, acquire or hold equity securities of any Significant Competitor, which class of equity securities is registered under Section 12 of the Exchange Act, provided that the securities so acquired or held by Yucaipa do not exceed 5% of the total number of outstanding equity securities of such Significant Competitor. For purposes of this Section, "Significant Competitor" shall mean any business which operates in excess of five retail supermarket stores in any market in which the Company operates in excess of five retail supermarket stores. Nothing in this Section shall be deemed to prevent Yucaipa from performing services under, or renewing, any management or consulting agreement to which it is a party on the date hereof (which agreements have been identified to the Company).

SECTION 8.       CONFIDENTIALITY.

                 The parties hereto agree to be bound by the confidentiality provisions of Section 3.9 of the Standstill Agreement during the entire term of this Agreement, regardless of whether the Standstill Agreement is earlier terminated.

SECTION 9.       INDEMNIFICATION.

                 (a) The Company (the "Indemnifying Party") agrees to indemnify and hold harmless Yucaipa and each of its affiliates, partners, officers, agents and the employees of each of them (each an "Indemnified Party" and collectively, the "Indemnified Parties"), from and against all losses, claims, damages or liabilities resulting from any claim, lawsuit or other proceeding by any person to which any Indemnified Party may become subject which is related to or arises out of the performance of the services to be provided hereunder (or under the Recapitalization Agreement), and will reimburse any Indemnified Party for all reasonable out-of-pocket expenses (including reasonable counsel fees and disbursements) incurred by such Indemnified Party in connection with investigating or defending any such claim. Each Indemnifying Party further agrees that the indemnification and reimbursement commitments herein shall apply whether or not such Indemnified Party is a formal party to any such lawsuit, claim or other proceedings. The foregoing provision is expressly intended to cover reimbursement of reasonable legal and other expenses incurred in a deposition or other discovery proceeding.

                 Notwithstanding the foregoing, the Indemnifying Party shall not be liable to any Indemnified Party (a) in respect of any loss, claim, damage, liability or expense to an Indemnified Party to the extent the same is determined, in a final judgment by a court having jurisdiction, to have resulted from the gross negligence or willful misconduct of such Indemnified Party or any intentional, material breach by such Indemnified Party of its obligations under this Agreement or (b) for any settlement effected by such Indemnified Party without the written consent of such Indemnifying Party, which consent shall not be unreasonably withheld.

                 In the event of the assertion against any Indemnified Party of any such claim or the commencement of any such action or proceeding, each Indemnifying Party shall be entitled to participate in such action or proceeding and in the investigation of such claim and, after written notice from such Indemnifying Party to such Indemnified Party, to assume the investigation or defense of such claim, action or proceeding with counsel of the Indemnifying Party's choice at the Indemnifying Party's expense;





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provided, however, that such counsel shall be reasonably satisfactory to the
Indemnified Party. Notwithstanding anything to the contrary contained herein, the Indemnifying Party may retain one firm of counsel to represent all Indemnified Parties in such claim, action or proceeding; provided that the Indemnified Party shall have the right to employ a single firm of separate counsel (and any necessary local counsel) and to participate in the defense or investigation of such claim, action or proceeding, and the Indemnifying Party shall bear the expense of such separate counsel (and local counsel, if applicable), if (i) in the written opinion of counsel to the Indemnified Party use of counsel of the Indemnifying Party's choice could reasonably be expected to give rise to a conflict of interest, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding or
(iii) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense.

                 (b) If for any reason (other than the gross negligence or willful misconduct of an Indemnified Party referred to above) the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by the preceding paragraph (a), then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party and its affiliates, on the one hand, and the Indemnified Party, as the case may be, on the other hand, as well as any other relevant equitable considerations.

SECTION 10.      NOTICES.

                 All notices, demands, requests, consents or approvals required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served and mailed, registered or certified, return receipt requested, postage prepaid (or by a substantially similar method), or delivered by a reputable overnight courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or such other address as such party shall have specified most recently by written notice. Notice shall be deemed given or delivered on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given or delivered on the third business day following the date mailed or on the next business day following the delivery of such notice to a reputable overnight courier service.

                 If to Yucaipa:            The Yucaipa Companies
                                           10000 Santa Monica Boulevard
                                           Fifth Floor
                                           Los Angeles, California  90067
                                           Attention:  Mark A. Resnik

                 If to the Company:        Smith's Food & Drug Centers, Inc.
                                           1550 South Redwood Road
                                           Salt Lake City, Utah 84104
                                           Attention:  Chairman of the Board

                 with a copy to the General Counsel of the Company at the same address.





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SECTION 11.      MISCELLANEOUS.

                 11.1 Entire Agreement; Amendments. This Agreement contains all of the terms and conditions agreed upon by the parties hereto in connection with the subject matter hereof. This Agreement may not be amended, modified or changed except by written instrument signed by all of the parties hereto.

                 11.2 Assignment; Successors. This Agreement shall not be assigned and is not assignable by any party without the prior written consent of each of the other parties hereto; provided, however, that Yucaipa may assign, without the prior consent of the Company, its rights and obligations under this Agreement to any partnership or limited liability company controlled by Ronald W. Burkle, and provided further, that Yucaipa may assign the right to receive any payment hereunder (but not its duties and obligations hereunder) to any other person or entity. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

                 11.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal domestic laws of the State of New York, without regard to the choice of law provisions thereof.

                 11.4 Attorneys' Fees. If any legal action is brought concerning any matter relating to this Agreement, or by reason of any breach of any covenant, condition or agreement referred to herein, the prevailing party shall be entitled to have and recover from the other party to the action all costs and expenses of suit, including attorneys' fees.

                 11.5 Relationship. Nothing in this Agreement shall constitute or be construed to be a partnership or joint venture between the Company and Yucaipa. To the extent appropriate to the duties and obligations hereunder, Yucaipa shall be an independent contractor and none of its employees shall be deemed employees of the Company by reason of this Agreement or the performance of its duties hereunder. This Agreement is for the benefit of the Company and Yucaipa and shall not create third party beneficiary rights.

                 11.6 Construction and Interpretation. This Agreement shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties. This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either party. The natural persons executing this Agreement on behalf of each party have the full right, power and authority to do and affirm the foregoing warranty on behalf of each party and on their own behalf. The captions on sections are provided for purposes of convenience and are not intended to limit, define the scope of or aid in interpretation of any of the provisions hereof. References to a party or parties shall refer to the Company or Yucaipa, or both, as the context may require. All pronouns and singular or plural references as used herein shall be deemed to have interchangeably (where the sense of the sentence requires) a masculine, feminine or neuter, and/or singular or plural meaning, as the case may be.

                 11.7 Severability. If any term, provision or condition of this Agreement is determined by a court or other judicial or administrative tribunal to be illegal, void or otherwise ineffective or not in accordance with public policy, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be construed in such manner so as to preserve the validity hereof and the substance of the transactions herein contemplated to the extent possible.





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                 11.8     Counterparts.  This Agreement may be executed in one
or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.





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                 IN WITNESS WHEREOF, the parties hereto have caused this
Management Services Agreement to be duly executed as of the date first above written.





                                       THE YUCAIPA COMPANIES



                                       By:  /s/ Mark A. Resnik
                                          --------------------------------
                                       Name:   Mark A. Resnik
                                       Title:  General Partner


                                       SMITH'S FOOD & DRUG CENTERS, INC.



                                       By:  /s/ Matthew G. Tezak
                                          --------------------------------
                                       Name:   Matthew G. Tezak
                                       Title:  Senior Vice President and
                                               Chief Financial Officer






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